EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 25, 2005 (September 26, 2005, as to Note 2) relating to the consolidated financial statements of PNM Resources, Inc. (which reports express unqualified opinions and include explanatory paragraphs regarding the adoption of Statement of Financial Accounting Standard No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003, and the change in the actuarial valuation measurement date for the pension plan and other post-retirement benefits from September 30 to December 31) and our reports dated February 25, 2005 relating to the financial statement schedules and management's report on the effectiveness of internal control over financial reporting appearing in the Current Report on Form 8-K of PNM Resources, Inc. dated September 26, 2005, and to the reference to us under the heading "Experts", which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
September 26, 2005